Exhibit 4.2

SPECIMEN UNIT CERTIFICATE

No. RU-_________________	___________ UNITS
CUSIP No.: 76131N200

RETAIL OPPORTUNITY INVESTMENTS CORP.

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND
ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

SEE REVERSE FOR CERTAIN DEFINITIONS

     THIS CERTIFIES THAT ________________________ is the owner of _____________ Units.

     Each Unit (“Unit”) consists of one (1) share of common stock, par value $.0001 per share (“Common Stock”), of Retail Opportunity Investments Corp., a Delaware corporation (the “Corporation”), and one (1) warrant (the “Warrant”) of the Corporation. The Warrant entitles the holder to purchase one (1) share of Common Stock for $12.00 per share (subject to adjustment). The Warrant may be exercised in whole, but not in part, at any time, on any business day occurring during the period commencing on the consummation of the Corporation’s initial business combination and ending at 5:00 P.M., New York City time, on the earlier to occur of October 23, 2014 or the date fixed for redemption of all the then outstanding Warrants by the Corporation, if applicable. The terms of the Warrants are governed by a Warrant Agreement, dated as of October 17, 2007, as amended by the Supplement and Amendment to Warrant Agreement, dated October 20, 2009 between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, NY 10004, and are available to any Warrant holder on written request and without cost.

     The shares of Common Stock and the shares underlying the Warrants represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its qualification as a Real Estate Investment Trust under the Code. Subject to certain further restrictions and except as expressly provided in the Corporation’s Second Amended and Restated Certificate of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8 percent (in value or number of shares) of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be (x) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries or (y) the Corporation shall, at its option, redeem such shares of Capital Stock from the transferor, in the case of a Transfer, or person, in the case of another event, for, at its option, cash, a note or other securities of the Corporation. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Second Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Chief Financial Officer of the Corporation at its principal office.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Corporation.
Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

RETAIL OPPORTUNITY INVESTMENTS CORP.
CORPORATE
DELAWARE
SEAL
2009

By:
	Chief Executive Officer	Chief Financial Officer

Countersigned By
Continental Stock Transfer & Trust Company

RETAIL OPPORTUNITY INVESTMENTS CORP.

     The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	______ Custodian ______

TEN ENT	-	as tenants by the entireties		(Cust)	(Minor)
JT TEN	-	as joint tenants with right of		under Uniform Gifts to Minors Act
		survivorship and not as tenants in		_______
		common		(State)

     Additional Abbreviations may also be used though not in the above list.

     For Value Received, ________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

____________________________________________________________ Units represented by the within Certificate, and do hereby irrevocably constitute and appoint _____________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

DATED: _________

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

By
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).